Exhibit 99.3

CONSENT OF KEEFE, BRUYETTE & WOODS, INC.

We hereby consent to the inclusion of our opinion letter to the Board of Directors of Community First Bancshares, Inc., a Tennessee corporation (“Community First”), as Annex E to the Joint Proxy Statement/Prospectus which forms a part of Amendment No. 1 to this Registration Statement on Form S-4 (the “Registration Statement”) dated the date hereof relating to the proposed merger of Community First with and into Simmons First National Corporation, an Arkansas corporation, and to the references to such opinion and the quotation or summarization of such opinion contained therein. This consent relates solely to such Registration Statement and not to any subsequent amendments thereto or any other document.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

KEEFE, BRUYETTE & WOODS, INC.

Dated:  September 11, 2014

Keefe, Bruyette & Woods, Inc.  •   805 Las Cimas Parkway, Austin, TX 78746